Exhibit 99.1

Cypress Sharpridge Investments, Inc. Announces Second Quarter 2011 Financial Results

For Immediate Release

NEW YORK, NY – July 20, 2011 – Cypress Sharpridge Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•	GAAP net income of $99.4 million, or $1.20 per diluted share.

•	Core Earnings of $41.5 million, or $0.50 per diluted share.

•

A component of the Company’s net income for the quarter was $9.3 million, or $0.12 per diluted share, of appreciation on forward settling purchases (also referred to as “drop income”) that was accounted for as net gain (loss) from investments on our statement of operations and therefore excluded from our Core Earnings.

•	June 30, 2011 net asset value of $12.35 per share after declaring a $0.60 dividend per share on June 6, 2011.

•	Interest rate spread net of hedge of 2.23%.

•	Weighted average amortized cost of Agency RMBS of $102.4.

•	Operating expenses as a percentage of net assets of 1.92%.

Internalization

On July 20, 2011, the Company issued a press release announcing it has entered into a non-binding term sheet with Sharpridge Capital Management, L.P. (“Sharpridge”), a Delaware limited partnership, and a sub-advisor to Cypress Sharpridge Advisors LLC, the Company’s manager, that includes the material terms and conditions pursuant to which the Company intends to complete an internalization of its management (the “Internalization”). The term sheet provides that the Company intends to (i) acquire all of the assets that Sharpridge uses to oversee the Company’s day-to-day operations and actively manage the Company’s investment portfolio for a cash purchase price of $750,000, and (ii) offer employment to all of the 13 current employees of Sharpridge, including those individuals who are the current executive officers of the Company. The Company expects to enter into employment agreements with its executive officers and to establish a compensation program for its employees that the compensation committee of the Company’s board of directors has diligently created based on consultation with a third-party compensation consultant. In connection with the completion of the Internalization, the management agreement by and between the Company and its manager, and other ancillary agreements related thereto, will be terminated without the payment of any termination fee. The completion of the transactions contemplated by the term sheet is scheduled to take place effective as of September 1, 2011, and is subject to negotiation, execution and delivery of mutually acceptable agreements, including an asset purchase agreement and employment agreements for the Company’s executive officers.

Since the completion of the Company’s initial public offering, the Company’s board of directors has periodically reviewed and analyzed the potential internalization of the Company’s management structure. In connection with this review and analysis of an internalization of management, the board of directors has received a significant amount of information, consulted with management and various legal, accounting, tax and compensation advisors, and considered the Company’s short-term and long-term interests. Based on the terms and conditions set forth in the term sheet, the board of directors believes that an internalization is in the best interests of the Company and its stockholders primarily because it will achieve economies of scale for operating expenses as the Company continues to increase its capital, more effectively address management and administrative needs, and further align the interests of those individuals responsible for executing the Company’s strategy with the interests of the Company’s stockholders over the long-term.

Second Quarter 2011 Results

The Company had net income of $99.4 million during the second quarter of 2011, or $1.20 per diluted share, compared to net income of $52.1 million, or $0.74 per diluted share, in the first quarter of 2011. During the second quarter of 2011, the Company had Core Earnings of $41.5 million, or $0.50 per diluted share, compared to $21.6 million, or $0.30 per diluted share, in the first quarter of 2011. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding (i) net realized gain (loss) on investments and termination of swap contracts and (ii) net unrealized appreciation (depreciation) on investments and swap and cap contracts. The quarter-over-quarter increase in Core Earnings was generally the result of the increase in net interest income due to forward purchases settling. The increase in interest rate spread net of hedge also contributed to the increase in Core Earnings. For the second quarter of 2011, our interest rate spread net of hedge increased to 2.23% from 1.83% for the first quarter of 2011. During the second quarter of 2011, we had $7.7 billion of average settled Agency RMBS compared to $5.0 billion during the first quarter of 2011.

The Company utilizes forward settling transactions for the majority of its purchases. The benefit of purchasing assets in forward settling transactions is that the Company can purchase assets with specified stipulations such as average loan size and percentage of loans in a particular state. This customization allows the Company to better manage prepayments. In addition, forward settling purchases allow the Company to obtain an asset at a discount (also referred to as “drop”) to its current market value; however, the Company does not receive any interest income on the asset until the forward transaction settles. Obtaining the asset at a discount to market value reduces the impact of prepayments and is accretive to net asset value.

Drop income is a component of our net income accounted for as net gain (loss) from investments on our statement of operations and therefore excluded from our Core Earnings. During the second quarter of 2011, the Company generated drop income of approximately $9.3 million, or $0.12 per diluted share, compared to approximately $22.1 million, or $0.32 per diluted share, during the first quarter of 2011. During the second quarter of 2011, the Company made forward purchases of approximately $0.8 billion of Agency RMBS with a weighted average drop of approximately $0.25 per $100.00 par value per month compared to approximately $2.6 billion of Agency RMBS with a weighted average drop of approximately $0.28 per $100.00 par value per month during the first quarter of 2011.

The Company’s interest rate spread net of hedge increased to 2.23% for the second quarter of 2011 from 1.83% in the first quarter of 2011. The current interest rate spread remains artificially low due to the hedging of forward settling purchases in advance of their earning interest income. During the second quarter of 2011, the average cost basis of the Company’s settled Agency RMBS was $7.7 billion, average unsettled Agency RMBS was $1.2 billion and average total Agency RMBS was $8.9 billion. By applying total net swap and cap interest expense of $14.9 million for the second quarter of 2011 pro rata over settled and unsettled Agency RMBS positions, swap and cap interest expense was $12.9 million relating to our settled Agency RMBS. The result is an adjusted interest rate spread net of hedge for our settled Agency RMBS positions of approximately 2.37% compared to 2.21% in the first quarter of 2011. We believe that this spread is generally more reflective of the economic return of our assets as well as what we expect our interest rate spread net of hedge to be once the forward purchases settle. The increase in the adjusted interest rate spread net of hedge was primarily due to slower prepayments in the second quarter of 2011 compared to the first quarter of 2011, as discussed below.

The Company received $2.4 million of distributions from CLOs during the second quarter of 2011, $1.3 million was accounted for as a reduction of their cost basis and thereby excluded from our interest income and Core Earnings. This compared to distributions of $2.0 million from CLOs during the first quarter of 2011, $1.1 million was accounted for as a reduction of their cost basis.

The Company’s net asset value per share on June 30, 2011 was $12.35 after declaring a $0.60 dividend per share on June 6, 2011, compared with $11.74 at March 31, 2011. The increase was primarily the result of mortgages outperforming swaps.

The Company’s operating expenses as a percentage of net assets were 1.92% for the second quarter of 2011, compared to 2.11% for the first quarter of 2011. This decrease was primarily the result of the impact of the increase in average net assets. During the second quarter of 2011, average net assets were $1,014.0 million compared to $838.6 million for the first quarter of 2011.

(dollars in thousands)	Three Months Ended
Key Portfolio Statistics*	June 30, 2011	March 31, 2011
Average Agency RMBS (1)	$7,699,364	$4,962,719
Average repurchase agreements (2)	6,831,941	4,207,234

(dollars in thousands)	Three Months Ended
Key Portfolio Statistics*	June 30, 2011	March 31, 2011
Average net assets (3)	1,013,990	838,593
Average yield on Agency RMBS (4)	3.37%	3.27%
Average cost of funds and hedge (5)	1.14%	1.44%
Interest rate spread net of hedge (6)	2.23%	1.83%
Operating expense ratio (7)	1.92%	2.11%
Leverage ratio (at period end) (8)	8.1:1	8.1:1

(1)	Our average Agency RMBS for the period was calculated by averaging the month end cost basis of our settled Agency RMBS during the period.
(2)	Our average repurchase agreements for the period were calculated by averaging the month end repurchase agreement balance during the period.
(3)	Our average net assets for the period were calculated by averaging the month end net assets during the period.
(4)	Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.
(5)	Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap and cap interest income (expense), by our average repurchase agreements.
(6)	Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds and hedge from our average yield on Agency RMBS.
(7)	Our operating expense ratio is calculated by dividing operating expenses by average net assets.
(8)	Our leverage ratio was calculated by dividing total liabilities by net assets.
*	All percentages are annualized.

Prepayments

The portfolio recorded $230.4 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 12.0%, and net amortization of premium of $8.7 million for the second quarter of 2011. This compared to $185.0 million in scheduled and unscheduled principal repayments and prepayments, which equated to a CPR of approximately 14.9% and net amortization of premium of $5.8 million for the first quarter of 2011.

Dividend

The Company declared a common dividend of $0.60 per share with respect to the second quarter of 2011, the same as the $0.60 per share for the first quarter of 2011. Using the closing share price of $12.81 on June 30, 2011, the second quarter dividend equates to an annualized dividend yield of 18.7%.

Portfolio

At June 30, 2011, the Company’s $8.8 billion portfolio of Agency RMBS was backed by fixed-rate mortgages and hybrid adjustable-rate mortgages (“Hybrid ARMs”) with 0 to 84 months to reset. Additional information about our Agency RMBS portfolio at June 30, 2011 is summarized below:

	Par Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Par	Fair Value/Par	MTR(1)		Coupon	CPR(2)
15 Year Fixed Rate	$4,439,585	$4,605,393	$102.33	$103.73	N/A		3.89%	5.5%
20 Year Fixed Rate	626,399	643,866	102.35	102.79	N/A		4.14%	2.5%
30 Year Fixed Rate	588,274	625,974	103.33	106.41	N/A		5.00%	N/A (3)
Hybrid ARMs	2,849,820	2,960,036	102.24	103.87	63.1		3.37%	12.8%

Total/Weighted Average	$8,504,078	$8,835,269	$102.37	$103.89	63.1	(4)	3.81%	7.3%

(1)

“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM. After the fixed period, 100% of the hybrid ARMS in the portfolio reset annually.

(2)

CPR or “Constant Prepayment Rate,” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate for those bonds held at June 30, 2011. Securities with no prepayment history are excluded from this calculation.

(3)	The Agency RMBS backed by 30 year mortgages in the portfolio are newly issued securities, and therefore, did not have three months of CPR history as of June 30, 2011.
(4)	Weighted average months to reset of our Hybrid ARM portfolio.

Financing, Leverage & Liquidity

At June 30, 2011, the Company had financed its portfolio with approximately $7.5 billion of borrowings under repurchase agreements with a weighted average interest rate of 0.25% and a weighted average maturity of approximately 37.6 days. In addition, the Company had payable for securities purchased of $0.6 billion. The Company’s leverage ratio at June 30, 2011 was 8.1 to 1. At June 30, 2011, the Company’s liquidity position was approximately $566.0 million, consisting of unpledged Agency RMBS and cash and cash equivalents. Below is a list of outstanding repurchase agreements at June 30, 2011 (dollars in thousands):

Counterparty	Total Outstanding Borrowings	% of Total	Amount At Risk (1)	Weighted Average Maturity in Days
Bank of America Securities LLC	$255,272	3.4%	$14,526	19
Bank of Nova Scotia	200,740	2.7	5,789	43
Barclays Capital, Inc.	395,272	5.2	25,001	38
BNP Paribas Securities Corp	390,697	5.2	19,831	74
Cantor Fitzgerald & Co.	476,876	6.3	24,781	39
Citigroup Global Markets, Inc.	387,088	5.1	21,105	40
Credit Suisse Securities (USA) LLC	333,670	4.4	14,305	19
Daiwa Securities America, Inc.	344,469	4.6	18,282	57
Deutsche Bank Securities, Inc.	527,626	7.0	31,124	65
Goldman Sachs & Co.	586,736	7.8	31,095	16
Guggenheim Liquidity Services, LLC	280,865	3.7	14,783	41
Industrial and Commercial Bank of China Financial Services LLC	69,411	0.9	3,670	25
ING Financial Markets LLC	252,008	3.3	13,815	35
LBBW Securities LLC	180,891	2.4	10,243	59
MF Global Securities Inc.	257,696	3.4	13,939	43
Mitsubishi UFJ Securities (USA), Inc.	337,591	4.5	18,544	54
Mizuho Securities USA, Inc.	196,391	2.6	9,728	33
Morgan Stanley & Co. Inc.	256,712	3.4	16,526	20
Nomura Securities International, Inc.	458,547	6.1	23,598	46
South Street Securities LLC	403,422	5.3	24,120	23
The Royal Bank of Scotland PLC	211,616	2.8	10,124	11
UBS Securities LLC	348,375	4.6	20,402	23
Wells Fargo Securities, LLC	396,120	5.3	16,086	20

	$7,548,091	100.0	$401,417

(1)	Equal to the fair value of pledged securities plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense.

Hedging

The Company utilizes interest rate swap and cap contracts to hedge the interest rate risk associated with the financed portion of its Agency RMBS portfolio. As of June 30, 2011, the Company had entered into 15 interest rate swap contracts with an aggregate notional amount of $4.7 billion, a weighted average fixed rate of 1.49% and a weighted average expiration of 2.9 years. At June 30, 2011, the Company had entered into three interest rate cap contracts with a notional amount of $0.7 billion, a weighted average cap rate of 1.593% and a weighted average expiration of 4.1 years. These interest rate swap and cap contracts are described below (dollars in thousands):

Interest Rate Swaps Counterparty	Expiration Date	Fixed Pay Rate	Floating Receive Rate(1)	Notional Amount	Fair Value
The Royal Bank of Scotland plc	May 2013	1.6000%	0.2550%	$100,000	$(1,794)
The Royal Bank of Scotland plc	June 2013	1.3775%	0.2458%	300,000	(4,136)
The Royal Bank of Scotland plc	July 2013	1.3650%	0.2780%	300,000	(4,018)

Interest Rate Swaps Counterparty	Expiration Date	Fixed Pay Rate	Floating Receive Rate(1)	Notional Amount	Fair Value
Goldman Sachs	December 2013	1.3088%	0.2470%	$400,000	$(4,165)
The Royal Bank of Scotland plc	December 2013	1.2813%	0.2453%	500,000	(4,868)
Goldman Sachs	December 2013	1.2640%	0.2453%	400,000	(3,731)
Deutsche Bank Group	December 2013	1.3225%	0.2450%	400,000	(4,289)
Deutsche Bank Group(2)	April 2014	1.6700%	0.3030%	250,000	(1,707)
The Royal Bank of Scotland plc	July 2014	1.7200%	0.3045%	100,000	(1,771)
Nomura Global Financial Products, Inc.	July 2014	1.7325%	0.2755%	250,000	(4,439)
Deutsche Bank Group	August 2014	1.3530%	0.2608%	200,000	(1,033)
Goldman Sachs	September 2014	1.3120%	0.2455%	500,000	(1,322)
Deutsche Bank Group	October 2014	1.1725%	0.2968%	240,000	574
Goldman Sachs	February 2015	2.1450%	0.2608%	500,000	(13,031)
Nomura Global Financial Products, Inc.	June 2016	1.9400%	0.2529%	300,000	579

Total				$4,740,000	$(49,151)

Interest Rate Caps Counterparty	Expiration Date	Cap Rate	Notional Amount	Fair Value
The Royal Bank of Scotland plc	December 2014	2.0725%	$200,000	$2,636
The Royal Bank of Scotland plc	October 2015	1.4275%	300,000	10,347
The Royal Bank of Scotland plc	November 2015	1.3600%	200,000	7,446

Total			$700,000	$20,429

(1)	Resets quarterly to 3-Month LIBOR
(2)	Interest rate swap contains a one-time option to cancel at $0.

Conference Call

The Company will host a conference call at 9:00 AM Eastern Time on Thursday, July 21, 2011, to discuss its financial results for the quarter ended June 30, 2011. To participate in the event by telephone, please dial 800.510.9836 at least 10 minutes prior to the start time and reference the conference passcode 86986604. International callers should dial 617.614.3670 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s Web site at www.cysinv.com. To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. A dial-in replay will be available on Thursday, July 21, 2011, at approximately 12:00 PM Eastern Time through Thursday, August 4, 2011, at approximately 11:00 AM Eastern Time. To access this replay, please dial 888.286.8010 and enter the conference ID number 85278314. International callers should dial 617.801.6888 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.

About Cypress Sharpridge Investments, Inc.

Cypress Sharpridge Investments, Inc. is a specialty finance company that invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. Cypress Sharpridge Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements Disclaimer

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. These forward-looking statements relate to our interest rate spread, net of hedge. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which has been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(In thousands, except per share numbers)	June 30, 2011	March 31, 2011	December 31, 2010*
ASSETS:
Investments in securities, at fair value (including pledged assets of $8,039,662, $5,657,798 and $3,671,582, respectively)	$8,859,410	$8,513,146	$6,331,048
Interest rate swap contracts, at fair value	—	12,818	9,113
Interest rate cap contracts, at fair value	20,429	31,863	30,984
Cash and cash equivalents	1,092	6,001	1,510
Receivable for securities sold	400,849	200,461	—
Interest receivable	27,902	23,195	16,183
Other assets	829	148	429

Total assets	9,310,511	8,787,632	6,389,267

LIABILITIES:
Repurchase agreements	7,548,091	5,364,030	3,443,843
Interest rate swap contracts, at fair value	49,151	4,622	9,757
Payable for securities purchased	626,476	2,384,991	2,234,401
Distribution payable	49,550	49,536	—
Accrued interest payable (including accrued interest on repurchase agreements of $2,181 $1,336 and $1,084, respectively)	15,674	13,562	9,412
Related party management fee payable	1,125	1,032	800
Accrued expenses and other liabilities	635	593	715

Total liabilities	8,290,702	7,818,366	5,698,928

NET ASSETS	$1,019,809	$969,266	$690,339

Net assets consist of:
Common Stock, $0.01 par value, 500,000 shares authorized (82,584, 82,559 and 59,551 shares issued and outstanding, respectively)	$826	$826	$596
Additional paid in capital	1,015,816	1,015,141	739,005
Retained earnings (Accumulated deficit)	3,167	(46,701)	(49,262)

NET ASSETS	$1,019,809	$969,266	$690,339

NET ASSET VALUE PER SHARE	$12.35	$11.74	$11.59

*	Derived from audited financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
(In thousands, except per share numbers)	June 30, 2011	March 31, 2011
INVESTMENT INCOME - Interest income	$65,720	$40,980

EXPENSES:
Interest	4,470	3,104
Management fees	3,311	2,840
Related party management compensation	589	544
General, administrative and other	965	1,034

Total expenses	9,335	7,522

Net investment income	56,385	33,458

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	9,438	5,909
Net unrealized appreciation (depreciation) on investments	119,787	13,911

Net gain (loss) from investments	129,225	19,820

GAINS AND (LOSSES) FROM SWAP AND CAP CONTRACTS:
Net swap & cap interest income (expense)	(14,875)	(11,859)
Net gain (loss) on termination of swap contracts	(3,493)	—
Net unrealized appreciation (depreciation) on swap and cap contracts	(67,820)	10,678

Net gain (loss) from swap and cap contracts	(86,188)	(1,181)

NET INCOME	$99,422	$52,097

NET INCOME PER COMMON SHARE - DILUTED	$1.20	$0.74

Core Earnings:

Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap and cap contracts. In order to evaluate the effective yield of the portfolio, management uses Core Earnings to reflect the net investment income of our portfolio as adjusted to include the net swap and cap interest income (expense). Core Earnings allows management to isolate the interest income (expense) associated with our swaps and caps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.

The Company adopted Accounting Standards Codification (“ASC”) 946, Clarification of the Scope of Audit and Accounting Guide Investment Companies (“ASC 946”), prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted ASC 946. Under ASC 946, the Company uses financial reporting specified for investment companies, and accordingly, its investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare the Company’s results of operations to those of most of its competitors. The Company believes that the presentation of its Core Earnings is useful to investors because it provides a means of comparing its Core Earnings to those of its competitors. In addition, because Core Earnings isolates the net swap and cap interest income (expense) it provides investors with an additional metric to identify trends in the Company’s portfolio as they relate to the interest rate environment.

The primary limitation associated with Core Earnings as a measure of the Company’s financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, the Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company’s GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three months ended
(In thousands)	June 30, 2011	March 31, 2011
NET INCOME	$99,422	$52,097
Net (gain) loss from investments	(129,225)	(19,820)
Net (gain) loss on termination of swap contracts	3,493	—
Net unrealized (appreciation) depreciation on swap and cap contracts	67,820	(10,678)

Core Earnings	$41,510	$21,599